(Progress Energy
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                                                                    Exhibit 99.1

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              Progress Energy is Launched as CP&L Unveils New Brand

               Company is Top 10 Generator of Electricity in U.S.

         RALEIGH, NC (December 4, 2000) - CP&L Energy (CP&L) [NYSE: CPL], today unveiled the company's new name, Progress Energy, Inc. Progress Energy is a diversified holding company and represents a family of companies, including CP&L, Florida Power, Progress Telecom, NCNG and SRS, and an important new organization, Energy Ventures, which has been created to manage wholesale energy marketing and trading, merchant generation, fuel properties, as well as barge and rail subsidiaries. While the names of the electric utility subsidiaries CP&L and Florida Power will not change, they will carry the endorsement and the new graphic look of Progress Energy. CP&L completed its acquisition of Florida Progress Corporation (FPC) November 30.

         Progress Energy has more than $7 billion in annual operating revenues and serves 2.8 million customers in North Carolina, South Carolina and Florida. With more than 19,000 megawatts of capacity, Progress Energy is one of the top 10 generators of electricity in the United States. The company is headquartered in Raleigh, N.C. Progress Energy stock will begin trading on the New York Stock Exchange on December 11, 2000, under the symbol PGN.

         "Progress Energy is built on the strength of two solid companies with long traditions of service to our customers and communities," said William Cavanaugh, chairman, president & CEO, Progress Energy. "We have built upon that foundation and emerged as not only a new company with a new name, but as an organization energized by a new look that drives our vision and mission going forward.

         "We now provide energy and related services to more than 2.8 million customers in the Carolinas and Florida," Cavanaugh continued. "Our financial strength and stability position the company to deliver reliable, reasonably priced energy to the communities we serve.

         "Progress Energy will also focus on maximizing value for our shareholders," said Cavanaugh. "Our increased size and assets provide us with a platform for growth and the ability to compete in any business environment. Although we are structured for stability, we have no intention of standing still."

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         The Progress Energy Star is the new mark of Progress Energy. Cast in red and gold, the mark has two interlocking rings that represent service to and partnership with our customers and communities. There is a star form at the center of the mark -- symbolizing knowledge and foresight, values that are hallmarks of the new brand and represent a forward thinking and innovative energy company.

         Cavanaugh continued: "We're here for our customers, 24 hours a day, seven days a week. We're always working to become more accessible to our customers and to offer more energy options more conveniently. We're focused on earning our customers' business, every day.

         "We're committed to an ongoing leadership role in the communities we serve. Our focus will be in support of education, the environment and economic development. We also encourage the employees of the new company to be leaders in their communities. We don't just work here, we live here and place a premium on service to our community."

         Progress Energy (NYSE: PGN) is a Fortune 500 diversified holding company headquartered in Raleigh, N.C. Progress Energy is one of the top 10 generators of electricity in the United States with more than 19,000 megawatts of capacity and $7 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, SRS and Progress Telecom. These companies serve 2.8 million customers across the Southeast, providing electricity, natural gas and broadband capacity. For more information about Progress Energy, visit the company's Web site at: http://www.progress-energy.com.

                                      # # #


         Media contact:           Progress Energy 24-hour media line
                                  Toll-Free 1-877-641-NEWS (6397) / 919/546-6189

         Investor Relations:      919/546-7474

         Shareholder Relations:   1-800-662-7232




         Progress Energy, Inc.      Progress Energy 24-Hour Media Line:
         Corporate Communications   Toll Free 877.641.NEWS(6397) or 919.546.6189
         P.O. Box 1551              Fax 919.546.6615
         Raleigh, NC 27602          www.progress-energy.com